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                                                                   EXHIBIT 99

                                         COMPLETE BUSINESS SOLUTIONS, INC.
                                         32605 W. Twelve Mile Rd.
                                         Suite 250
                                         Farmington Hills, MI  48334
                                         NASDAQ:  CBSL







AT CBSL:                                            AT FRB CHICAGO:
Tim Manney EVP Finance and Admin.(248) 848-2203     Jim Ketelsen -- General Info
Gail Lutey Inv./Public Relations (248) 848-2217     Margaret Huebner -- Analysts
email: glutey@cbsinc.com                            Darcy Bretz -- Media Contact
                                                    (312) 266-7800
AT CLAREMONT:
Elise Caffrey Inv. Relations (888) 543-9010
email: elise_caffrey@clrmnt.com

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 9, 1998

            COMPLETE BUSINESS SOLUTIONS, INC. TO MERGE WITH CLAREMONT TECHNOLOGY GROUP, INC. FOR APPROXIMATELY $285 MILLION IN STOCK
  Claremont Brings Approximately 780 Employees, STRONG CONSULTING AND SOLUTIONS
             PRACTICES with a Substantial Western U.S. Client Base.
           Combined Revenues Exceed $270 Million (Pro Forma for 1997)

FARMINGTON HILLS, MI., APRIL 9, 1998 -- COMPLETE BUSINESS SOLUTIONS, INC. [NASDAQ: CBSL] a worldwide information technology (IT) consultant and service provider to large and medium-sized organizations, today announced the signing of a definitive merger agreement with Claremont Technology Group, Inc. [Nasdaq:
CLMT] for approximately 7.2 million shares of CBSL common stock, recently valued at approximately $285 million. Each company's Board of Directors has unanimously approved the transaction. Completion of the merger is subject to governmental filings and formal approval of both CBSL and Claremont shareholders and is expected in the third quarter of this year. Claremont, which had trailing twelve month revenues of approximately $81 million, is a leading IT systems integration firm providing services to large and mid-sized corporations and state governments. Complete Business Solutions expects the merger, which will be accounted for as a pooling of interests, to be accretive to earnings per share, excluding merger-related expenses, beginning in its third quarter and thereafter.

"The merger with Claremont will expand our service offerings and strengthen our West Coast base in particular," said Raj Vattikuti, Complete Business Solutions' president and chief executive officer. "In addition, Claremont is strong in ERP [enterprise resource planning] software implementation and client/server technology, two areas of strategic emphasis for us. They have a strong public sector benefits practice with state of the art technology that we expect will pay off very well in the future and complement our own involvement in this arena. They also bring consulting experience in business process reengineering and data warehousing and have an excellent reputation and market penetration in industries where we have relatively low penetration.

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"As we've already experienced in our recent Costello and Synergy Software mergers, which are strategically and financially successful, Claremont's clients are expected to take advantage of our global delivery capabilities for developing software as well as our Year 2000 services. Claremont's 780 employees will bring our worldwide total to approximately 4,000."

Jerry Stone, chairman of Claremont Technology Group, indicated, "Our merged companies will have the opportunity to leverage both of our outstanding skill sets and reputations with a much broader range of services and global delivery capability. We are excited about our combined capacity to offer a full spectrum of IT business solutions which we believe will be a powerful force in the marketplace."

TERMS OF AGREEMENT

Under the terms of the agreement, and subject to a Hart-Scott-Rodino review waiting period and other conditions, Claremont shareholders will receive consideration valued at approximately $27 per share. Based on a recent CBSL price of $39.3125 per share, Claremont shareholders would receive 0.6868 shares of CBSL common stock. The exchange ratio will vary between 0.618 and 0.836 shares of CBSL common stock based on CBSL's average price over 20 trading days prior to final closing of the merger. The transaction is intended to qualify as a tax-free reorganization. By the vote of Claremont's Board of Directors, Claremont's shareholder rights plan will not be applicable to this merger. Claremont will receive an irrevocable proxy covering approximately 37 percent of CBSL shares, while CBSL will receive an irrevocable proxy covering approximately 10 percent of Claremont shares. CBSL was advised by UBS Securities LLC and Claremont Technology Group was advised by Donaldson, Lufkin & Jenrette Securities Corporation each of whom delivered fairness opinions on the financial aspects of the transaction.

COMBINED STRENGTH IN SERVICES AND SCOPE

Steve Carson, president and chief operating officer of Claremont, added, "We believe CBSL provides an excellent fit and complement to Claremont. The higher end consulting business of Claremont, supported by the strong project teams of CBSL, both in the U.S. and India, will create a company that will allow us to compete effectively with the strongest firms in our industry. We believe the combined companies will soon become a role model which others in the industry will follow."

Claremont Technology Group, Inc., headquartered in Beaverton Ore., has approximately 780 employees located primarily on the West and East Coasts and Central United States, with 16 domestic and two overseas offices in Canada and Australia. Claremont provides a full life-cycle of IT services to vertical industry markets including manufacturing, communications, financial services and utilities, as well as the public sector, in particular in the field of benefits services. Its broad range of systems integration services include IT strategy and project management, business process reengineering consulting, custom software development and packaged software implementation, as well as consulting and implementation for client/server migration. Founded in 1989, Claremont Technology has grown revenues at a compound annual rate of more than

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40% over the past five years and currently has more than 100 clients. Senior management will remain with the combined company and all Claremont employees' current stock incentive programs will transfer to CBSL's compensation and stock programs. Additionally, Claremont employees will be eligible to participate in CBSL's stock purchase plan.

"Claremont's services consist of both time and materials and fixed-price projects," said Tim Manney, CBSL's executive vice president of finance and administration. "Going forward we'll integrate our business modelS and offer clients combinations of on-site, off-site or off-shore development. We'll move appropriate project work to our domestic or off-shore factories to improve margins. Claremont's revenue base is strong with higher average billing rates than CBSL. Excluding merger-related expenses, we expect this transaction to be modestly accretive for 1998 after completion of the transaction, with a stronger positive impact in 1999 and beyond."

"We can also take advantage of Claremont's recently expanded East Coast facilities," said Vattikuti. "At the rate we generate new business through our own customers and our new Synergy and Costello network, we can increase Claremont's employee utilization rates. We look forward to working with Steve Carson in implementing the profit improvement measures already begun, and expect to bring margins in line with our own as quickly as possible.

"Claremont's management will add depth to ours," said Vattikuti. "Its clients include such well-known names as Lucent, Bank One, Microsoft, Pacificorp and Weyerhauser, and it has excellent market positions in each of its chosen industries. There is very little client overlap and we plan to leverage our combined capabilities. With Claremont's experience in management consulting, we'll be able to source more business that can be implemented utilizing our domestic and off-shore factories. Claremont also has a number of alliances and partnerships which will add to our competitiveness. These include relationships with Oracle, Bay Networks, Microsoft, Lotus and I2-Technologies."

"As we witness smaller organizations straining under the demands to grow to meet the tremendous demand for IT services," concluded Vattikuti, "we'll continue to look for merger opportunities such as this. As the clients of Costello and Synergy, our recent acquisitions, have already found, there are tremendous capabilities we bring to the table. A number of their clients have begun to utilize our off-shore strength or our Year 2000 services. Through this most recent merger with Claremont, we will have significantly expanded our presence nationally. Our immediate objective will be to ensure that our merger partners are integrated into our organization as smoothly as possible to take advantage of the available synergies. We will move rapidly to consolidate our own management processes to ensure we continue to grow profitably."

This release contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors over which the company has no control and other business risks. Such factors include, but are not limited to: mergers and the ability to integrate acquired businesses on a timely basis, due diligence processes, significant client assignments, recruiting and new business solicitation efforts, client and employee retention, currency exchange rate

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fluctuations, domestic and foreign government regulations, and general economic conditions. These risk factors and additional information are included in the company's reports on file with the Securities and Exchange Commission.

ABOUT COMPLETE BUSINESS SOLUTIONS, INC.
CBSL is a worldwide provider of information technology ("IT") services to large and mid-size organizations. The Company offers its clients a broad range of IT services, from advising clients on strategic technology plans to developing and implementing appropriate IT applications solutions. CBSL offers custom-tailored solutions based on an assessment of each client's needs. The Company's services include: Year 2000 conversion and testing services; large systems applications development and maintenance; reengineering legacy applications to client/server technology; client/server applications development; IT consulting services; packaged software implementation; and contract programming services. For 1997, CBSL's revenue increased approximately 33 percent to $123.8 million, from $92.8 million in 1996, both years restated for the acquisition of Synergy Software, Inc. in November, 1997. Subsequent to the pending merger, the pro forma 1997 revenue would be approximately $275 million.

           FOR MORE INFORMATION ON COMPLETE BUSINESS SOLUTIONS, INC.,
                  VISIT THE COMPANY'S WEBSITE AT WWW.CBSINC.COM
               OR DIAL 1-800-PRO-INFO AND ENTER THE TICKER "CBSL"